Exhibit 99.1
Greenhill

Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

For Immediate Release

Greenhill Closes Sale of Merchant Banking Assets

NEW YORK,  December 23, 2009 – Greenhill & Co., Inc. (“Greenhill”) (NYSE: GHL) today announced that it had closed the sale of certain assets related to its merchant banking business in connection with its previously announced plan to focus entirely on its client advisory business over time, to Robert H. Niehaus, the Chairman of Greenhill Capital Partners, and V. Frank Pottow, a member of the investment committee of Greenhill Capital Partners, in exchange for 289,050 shares of Greenhill common stock.  As previously announced, Greenhill will retain its existing portfolio of principal investments, with the intention of realizing the value thereof over time.

About Greenhill

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles and San Francisco.